Exhibit 99.1

DiaMedica Therapeutics Appoints Daniel J. O’Connor to the Board of Directors

Minneapolis, Minnesota – February 24, 2025 (Business Wire) – DiaMedica Therapeutics Inc. (Nasdaq: DMAC), a clinical-stage biopharmaceutical company focused on acute ischemic stroke and preeclampsia, today announced the election of Daniel J. O’Connor to its Board of Directors, effective February 20, 2025.

Mr. O’Connor has decades of executive experience and leadership in the biopharmaceutical industry, including as CEO and other executive level leadership positions at Ambrx Biopharma, Inc. (Ambrx), ImClone Systems Incorporated, Bracco Diagnostics, and PharmaNet (today, Syneos Health). Mr. O’Connor has gained a reputation as a seasoned and successful biopharma CEO, most recently serving as President, Chief Executive Officer and Director of Ambrx, where under his leadership the company grew from a $40 million valuation upon him joining the company to being acquired by Johnson & Johnson for $2 billion just 14 months later. His expertise spans across capital markets, licensing transactions, business development, corporate strategy, clinical development and regulatory compliance, making him a valuable addition to DiaMedica’s Board.

“DiaMedica’s progress over the past twelve months is highly impressive and attributable to its efforts to provide new treatment options for acute ischemic stroke (AIS) and preeclampsia (PE), both areas of high unmet medical need,” stated Mr. O’Connor. “AIS is the leading cause of combined mortality and morbidity worldwide, and 87% of all strokes are ischemic. PE is a major pregnancy complication that contributes to high rates of mortality and morbidity in pregnant women. There are 50,000 severe cases of preeclampsia in the United States every year, and the problem is worsening. I am thrilled by the work that DiaMedica is doing to define new treatments for AIS and PE and look forward to partnering with the board and DiaMedica’s experienced management team to help advance the company’s important pipeline.”

Beyond his executive leadership, Mr. O’Connor has served on the boards of multiple public companies and non-profit entities. Mr. O’Connor has leveraged his experience to guide and support life science companies, serving on the Board of Trustees of BioNJ for several years, including several years as its Vice Chairman. He has received several awards, including being named the Ernst & Young Entrepreneur of the Year® in New Jersey while President, CEO and Director of Advaxis, Inc. He is a 1988 graduate from the United States Marines Corps Officer Candidate School, attained the rank of Captain while serving in the U.S. Marines and was deployed to Saudi Arabia for Operation Desert Shield. Mr. O’Connor holds a BA from Boston University and a JD from Penn State Dickinson Law.

“We are thrilled to welcome Dan to our Board,” said Rick Pauls, President and Chief Executive Officer of DiaMedica. “His extensive experience leading biotech companies through critical growth phases, combined with his deep understanding of corporate governance and strategic development, will be invaluable as we continue advancing our pipeline and executing our mission to bring transformative therapies to patients.”

About DM199

DM199 (rinvecalinase alfa) is a recombinant form of human tissue kallikrein-1 (rhKLK1) in clinical development for acute ischemic stroke and preeclampsia. KLK1 is a serine protease enzyme that plays an important role in the regulation of diverse physiological processes via a molecular mechanism that increases production of nitric oxide, prostacyclin and endothelium-derived hyperpolarizing factors. In the case of AIS, DM199 is intended to enhance blood flow and boost neuronal survival in the ischemic penumbra by dilating arterioles surrounding the site of the vascular occlusion and inhibition of apoptosis (neuronal cell death) while also facilitating neuronal remodeling through the promotion of angiogenesis. In preeclampsia, DM199 is intended to lower blood pressure, enhance endothelial health and improve perfusion to maternal organs and the placenta.

About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics Inc. is a clinical stage biopharmaceutical company committed to improving the lives of people suffering from serious ischemic diseases with a focus on acute ischemic stroke and preeclampsia. DiaMedica’s lead candidate DM199 is the first pharmaceutically active recombinant (synthetic) form of the KLK1 protein, an established therapeutic modality in Asia for the treatment of acute ischemic stroke, preeclampsia and other vascular diseases. For more information visit the Company’s website at www.diamedica.com.

Contact:

Scott Kellen

Chief Financial Officer

Phone: (763) 496-5118
skellen@diamedica.com

For Investor Inquiries:

Mike Moyer

Managing Director, LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com